EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 dated October 14, 1988, Form S-8 dated December 28, 1994 and Form S-8 dated May 7, 2002) pertaining to the 1988 Incentive Stock Option Plan, 1994 Incentive Stock Option Plan, and 1999 Stock Option Plan, respectively, of K2 Inc. of our report dated February 20, 2003, except for Notes 7 and Note 16, as to which the date is March 26, 2003, with respect to the consolidated financial statements of K2 Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference in the Registration Statement (Form S-4 dated August 9, 1999) of K2 Inc. and in the related Proxy Statement of our report dated February 20, 2003, except for Note 7 and Note 16 as to which the date is March 26, 2003, with respect to the consolidated financial statements of K2 Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.

Our audits also include the financial statement schedule of K2 Inc. listed in Item 14(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Los Angeles, California

March 27, 2003